Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of September 1, 2026 (the “Effective Date”), by and between Vyome Holdings, Inc., a Delaware corporation, with its principal place of business at Harvard Square, One Mifflin Place, Suite 400, Cambridge, MA 02138 (the “Company”) and ClearbridgeCFO, LLC, a limited liability company, with its principal place of business at 1349 W Peachtree Street NW, Ste. 1910, Atlanta, GA 30309 (“CLEARBRIDGE”) and Jerry Leonard, an individual (the “Consultant”). The Company, CLEARBRIDGE, and the Consultant are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is in the business of developing and commercial exploitation of novel therapies for treating immune-inflammatory and rare diseases.

WHEREAS, CLEARBRIDGE has expertise in CFO and other related services.

WHEREAS, CLEARBRIDGE desires to serve as an independent consultant for the purpose of providing the Company with CFO services, as more fully described in Annexure A attached hereto (the “Services”); and

WHEREAS, the Company wishes to engage CLEARBRIDGE on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree and covenant as follows.

1.	Services of Consultant. CLEARBRIDGE will assign the Consultant to provide services as the full-time Chief Financial Officer of the Company, who will have the responsibilities, as are customary for this position in companies similarly situated to the Company, including assisting the Company with matters relating to the Services. The Services are more fully described in Annexure A attached hereto. CLEARBRIDGE and the Company will review the Services on a weekly basis to prioritize and implement the tasks listed on Annexure A.

2.	Principal Financial Officer Designation. Notwithstanding the consulting and independent-contractor structure of this Agreement, the Company shall designate the Consultant as the Company’s “Principal Financial Officer” (and “Principal Accounting Officer,” if applicable) for purposes of (i) certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and (ii) reporting obligations under Section 16 of the Securities Exchange Act of 1934, in each case notwithstanding that compensation is paid through CLEARBRIDGE rather than directly to the Consultant. The Consultant shall be identified in all applicable SEC filings as the Company’s Principal Financial Officer and shall be subject to the Company’s policies regarding Section 16 compliance, including pre-clearance of transactions in the Company’s securities.

3.	No Conflict of Interest. CLEARBRIDGE and the Consultant each represent and warrant that, as of the Effective Date, no concurrent conflict of interest exists, and none is reasonably likely to arise, between the Consultant’s service as the Company’s Chief Financial Officer under this Agreement and any other engagement, consulting arrangement, directorship, or employment relationship of CLEARBRIDGE or the Consultant, whether currently in effect or undertaken at any time during the Term. CLEARBRIDGE and the Consultant shall promptly notify the Company’s Board of Directors (the “Board”) in writing of any actual or potential conflict of interest that arises, or becomes reasonably likely to arise, during the Term, including any new engagement, consulting arrangement, directly related to the Field of Interest (as defined below) or otherwise pertaining to the Company’s industry or involving a direct competitor of the Company, or other professional commitment of CLEARBRIDGE or the Consultant that could reasonably be expected to compromise the Consultant’s independence, availability, or objectivity in performing the Services. For clarity, CLEARBRIDGE’s engagement by other clients outside the Field of Interest shall not, by itself, constitute a conflict of interest requiring notice under this Section 3. Notwithstanding anything to the contrary in this Agreement, the Consultant’s designation and appointment as the Company’s Chief Financial Officer, and the effectiveness of this Agreement, shall not become effective until the Board (or a duly authorized committee thereof) has reviewed CLEARBRIDGE’s and the Consultant’s other engagements and affirmatively determined, in the exercise of its reasonable business judgment, that no such conflict of interest exists or is reasonably likely to arise, which determination shall be documented in the Company’s corporate records. If, at any time during the Term, the Board determines in good faith that a conflict of interest has arisen that cannot be reasonably resolved, the Company may terminate this Agreement immediately upon written notice to CLEARBRIDGE.

4.	Compensation for Services. In full consideration of CLEARBRIDGE’s full, prompt and faithful performance of the Services more fully described in Annexure A, the Company shall compensate CLEARBRIDGE a consulting fee more fully described in Annexure A (the “Consulting Fee”). CLEARBRIDGE shall, from time to time, once a calendar month, invoice the Company for Services rendered, and such invoice will be paid upon fifteen (15) days of receipt. Upon termination of this Agreement pursuant to Section 5, no compensation or benefits of any kind as described in this Section 4 shall be payable or issuable to CLEARBRIDGE after the effective date of such termination. In addition, the Company will reimburse CLEARBRIDGE for reasonable out-of-pocket business expenses, approved in advance by the Company in compliance with the Company’s expense reimbursement policies as provided by the Company, including but not limited to travel and parking, incurred by CLEARBRIDGE in performing the Services hereunder, upon submission by CLEARBRIDGE of supporting documentation reasonably acceptable to the Company.

All CLEARBRIDGE invoices and billing matters should be addressed to:

CLEARBRIDGE Accounts Contact: [***]

Email:	[***]

Phone:	[***]

Address: 1349 W Peachtree Street NW, Ste. 1910, Atlanta, GA 30309

All Company payments and billing inquiries should be addressed to:

Company Accounts Payable Contact: [***]

Email:	[***]

Address: Harvard Square, One Mifflin Place, Suite 400, Cambridge, MA 02138

5.	Term and Termination. The term of this Agreement will commence on the Effective Date and will continue through the anniversary of such date in the next calendar year (the “Term”). The Agreement will be automatically renewed for twelve months unless it is terminated. This Agreement may be extended for an additional period by mutual written agreement. This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon fifteen (15) days prior written notice to the other Party; (b) without cause upon sixty (60) days prior written notice to the other Party; (c) by the Company with immediate effect upon written notice if Consultant ceases for any reason to be available by CLEARBRIDGE to the Company and a replacement acceptable to the Company is not made available within thirty (30) days, in which case the Company shall pay CLEARBRIDGE the Consulting Fee prorated through the effective date of such termination plus any accrued and unreimbursed expenses; or (d) pursuant to Section 3. For purposes of this Section 5, “Cause” shall include: (i) a breach of the terms of this Agreement by CLEARBRIDGE which is not cured within thirty (30) days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company; (iii) Consultant’s failure to perform Consultant’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (iv) Consultant’s failure to comply with any valid and legal directive of the Company; (v) Consultant’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates; (vi) Consultant’s embezzlement, misappropriation, or fraud, whether or not related to its engagement with the Company; (vii) Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Consultant’s ability to perform services for the Company, or results in material/reputational or financial harm to the Company or its affiliates; (viii) Consultant’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (ix) the Consultant’s willful unauthorized disclosure of Confidential Information (as defined below);

6.	Commitment. CLEARBRIDGE and the Consultant will devote such time to perform the Services under this Agreement as is described in Annexure A or as the Parties may otherwise agree in writing.

7.	Place of Performance. CLEARBRIDGE and the Consultant will perform the Services at such locations upon which the Company and CLEARBRIDGE may mutually agree. CLEARBRIDGE will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

8.	Compliance with Policies and Guidelines. CLEARBRIDGE and the Consultant will perform the Services in accordance with all rules or policies adopted by the Company, in each case as may be amended from time to time, that the Company discloses in writing to CLEARBRIDGE. CLEARBRIDGE shall comply with (a) the Company’s Code of Conduct Policy as provided by the Company; (b) Company’s Clawback Policy, which shall apply to any current or future incentive-based compensation paid to the Consultant under this Agreement or any other arrangement with the Company, and CLEARBRIDGE and the Consultant acknowledge receipt of such policy and agree that any such incentive-based compensation is subject to recovery or recoupment in accordance with its terms; (c) the Company’s Insider Trading Policy, and the Consultant expressly acknowledges that by reason of serving as the Company’s Principal Financial Officer and SEC-filings signatory, the Consultant is an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, and shall comply with all pre-clearance, blackout, and reporting obligations applicable to such status; (d) all applicable statutes, regulations, rules, and written statements of policy promulgated and administered by the SEC and any state or municipal governmental or regulatory agency; and (e) the rules of any national securities exchange or association in which the Company is or may become a member. CLEARBRIDGE shall cooperate fully with the Company’s internal and external auditors and comply with the Company’s SOX compliance requirements, including maintaining accurate records and internal controls. The Company shall file a Current Report on Form 8-K under Item 5.02 disclosing the Consultant’s appointment as Chief Financial Officer and the material terms of this Agreement within four (4) business days of execution hereof.

9.	Confidentiality. CLEARBRIDGE and the Consultant acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to CLEARBRIDGE information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). CLEARBRIDGE acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. CLEARBRIDGE further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents, or employees, except on like terms of confidentiality. The above provisions of confidentiality shall apply for a period of five (5) years, except with respect to Confidential Information which constitutes a trade secret, in which case such provisions shall survive for so long as such information constitutes a trade secret. In addition, the Consultant has entered into a separate Confidentiality Agreement with the Company dated August 1, 2026 (the “Confidentiality Agreement”), to which CLEARBRIDGE is also a party, and CLEARBRIDGE and the Consultant shall remain bound by, and shall comply with, the confidentiality terms and obligations set out therein, which shall be in addition to and not in derogation of their obligations under this Section 9.

10.	Intellectual Property. CLEARBRIDGE agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that CLEARBRIDGE conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. CLEARBRIDGE shall assign, and shall procure that the Consultant assigns, to the Company any patent arising from the Inventions as and when such patent is made, and shall cooperate with, and provide reasonable assistance to, the Company in connection with the filing, prosecution, and maintenance of any such patent.

11.	Limitations on Competition. CLEARBRIDGE hereby agrees in consideration of the Company’s agreement to engage CLEARBRIDGE and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that the Consultant, in his individual capacity, shall not, without the prior written consent of the Company, directly or indirectly, serve as Chief Financial Officer, Principal Financial Officer, or in an equivalent senior finance executive role for any company that directly competes with the Field of Interest. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology, including its therapeutic programs. For the avoidance of doubt, nothing in this Section 11 restricts CLEARBRIDGE, as a firm, from engaging with, or the Consultant from providing services to, other clients of CLEARBRIDGE, whether existing as of the Effective Date or engaged thereafter, that are not direct competitors of the Company as described above. The limitations on competition contained in this Section 11 shall continue during the time that the Consultant performs any Services for the Company, and for a period of eighteen(18) months following the termination of any such Services that the Consultant performs for the Company. If any part of this Section 11 should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 11 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude CLEARBRIDGE from consulting for or being employed by any other person or entity.

12.	No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof.

13.	Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents, and employees harmless against any claim arising out of (i) such Party’s breach of its representations and/or warranties contained in this Agreement, or (ii) such Party’s gross negligence or willful misconduct in connection with this Agreement. The Company shall, at its expense, maintain directors’ and officers’ liability insurance covering the Consultant in his capacity as the Company’s Principal Financial Officer on terms and in amounts no less favorable than the coverage provided to the Company’s other executive officers, both during the Term and for a tail period thereafter consistent with the Company’s standard practice. Neither Party’s aggregate liability arising out of or related to this Agreement shall exceed the aggregate Consulting Fees paid or payable to CLEARBRIDGE under this Agreement in the twelve (12) months preceding the claim, except in the case of a Party’s gross negligence, willful misconduct, or indemnification obligations for third-party claims.

14.	Independent Contractor. CLEARBRIDGE is not, nor shall CLEARBRIDGE be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore CLEARBRIDGE shall not be entitled to any benefits provided by the Company to its employees, if applicable. CLEARBRIDGE’s status and relationship with the Company shall be that of an independent contractor and consultant. CLEARBRIDGE shall not state or imply, directly or indirectly, that CLEARBRIDGE is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. CLEARBRIDGE will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

15.	Records. Upon termination of CLEARBRIDGE’s relationship with the Company, CLEARBRIDGE shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession, including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

16.	Cooperation. Following any termination or expiration of this Agreement, CLEARBRIDGE and the Consultant shall reasonably cooperate with the Company in connection with any dispute, claim, audit, or investigation made by, against, or involving the Company that relates to the Consultant’s period of service as Chief Financial Officer, including by making themselves available for interviews, depositions, and testimony as reasonably requested by the Company. The Company shall reimburse CLEARBRIDGE for reasonable out-of-pocket expenses incurred in providing such cooperation upon submission of supporting documentation.

17.	Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Venkat Nelabhotla

Title:	President & CEO

Address:	Harvard Square, One Mifflin Place
Suite 400, Cambridge, MA 02138

Phone:	[***]

E-mail:	[***]

If to CLEARBRIDGE and/or the Consultant:

Name:	Jerry Leonard

Title:	Founder & CEO

Address:	1349 W Peachtree Street NW, Ste. 1910
Atlanta, GA 30309

Phone:	[***]

E-mail:	[***]

18.	Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

19.	Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

20.	Disclosure of Relationship. The Company agrees that CLEARBRIDGE shall have the right to publish or otherwise disclose in marketing materials and on its website the relationship and the general services created and performed under this Agreement, subject to the Company’s prior written consent, which consent, once given for a specific description of the relationship, may be relied upon by CLEARBRIDGE for repeated use of that same description without seeking separate consent for each use, in each case at its own expense; provided, however, such disclosure shall not identify the amount or nature of fees earned.

21.	Headings. Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

22.	Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

23.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be instituted exclusively in the Delaware Court of Chancery (or, if such court refuses jurisdiction, the Delaware Superior Court or, if that court also lacks jurisdiction, the federal courts of the United States located in the District of Delaware).

24.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement.

25.	Survival. The expiration or termination of this Agreement shall not affect those rights and obligations of the Parties that, by their nature, are intended to survive, including the provisions relating to Confidentiality, Intellectual Property, Indemnification, and Records, together with CLEARBRIDGE’s and Consultant’s confidentiality obligations under the Confidentiality Agreement, all of which shall survive and continue in full force and effect notwithstanding such expiration or termination.

26.	Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both Parties. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party against whom the waiver is sought to be enforced, and no failure or delay by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right.

[Signature Page Follows]

If you agree with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

CLEARBRIDGE:

CLEARBRIDGECFO, LLC

By:	/s/ Jerry Leonard
Print Name:	Jerry Leonard
Title:	Founder & CEO

CONSULTANT:

By:	/s/ Jerry Leonard
Print Name:	Jerry Leonard

THE COMPANY:

VYOME HOLDINGS, INC.

By:	/s/ Venkat Nelabhotla
Print Name:	Venkat Nelabhotla
Title:	President & CEO

Annexure A

Description of Services and Schedule of Fees

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